Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Wearable Devices Ltd.

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 21, 2023, relating to the consolidated financial statements of Wearable Devices Ltd. as of December 31, 2022 and 2021 and for each of the years in the three-year period ended December 31, 2022 appearing in the Company’s Annual Report on Form 20-F. We also consent to the reference to us under the heading “Experts" in such Registration Statement.

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

October 3, 2023

Tel Aviv, Israel